Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Third Quarter 2015 Financial Teleconference
October 27, 2015, 1:30 p.m. (PDT)

Ted Craver, Chairman and Chief Executive Officer, Edison International
Today we reported core earnings of $1.16 per share. While this is well below last year’s third quarter core earnings of $1.52 per share, year-over-year third quarter earnings comparisons, as was the case with the first two quarters of the year, are not very useful. This is because of the way we have had to recognize revenue with the delay in SCE’s 2015 General Rate Case and how we are accounting for the recently released Proposed Decision.
We have said in the past that we would provide 2015 earnings guidance when we received a final GRC decision. However, with the noise in our quarterly earnings numbers, we thought it a disservice to investors to have them guessing about 2015 earnings. Therefore, we decided it was best to provide 2015 guidance at this time. So, today we introduced core earnings guidance for 2015 of $3.77 to $3.87 per share. This guidance has some key assumptions that Jim will review in his comments. Of course, should the final GRC decision differ substantially from the proposed decision, we may have to revisit our guidance. We plan to return to our normal practice of providing annual earnings guidance for 2016 when we report full-year 2015 results in late February.
One more comment on the General Rate Case: While we feel the GRC Proposed Decision is overall generally constructive, SCE identified several important issues in its October 8 comments to the CPUC. Jim will cover most of these but I want to touch on one in particular. The proposed decision attempts to recover certain tax repair benefits that were reflected in earnings in 2012 to 2014 through a permanent reduction to rate base of $344 million. We consider this retroactive ratemaking and a potential violation of Internal Revenue Service rules. We are hopeful that the CPUC will correct their legal error. If the Commission were to adopt the proposed decision’s retroactive treatment of repair deductions, then SCE would be forced to write-off some or all of the $380 million regulatory asset related to future recovery of taxes.

Exhibit 99.2

The final decision on SCE’s General Rate Case is currently scheduled for the November 5 CPUC meeting.
I assume most, if not all of you, are aware of the Administrative Law Judge’s Proposed Decision released yesterday on penalties related to SONGS ex parte communications. In short, the ALJ found in her PD that there were eight communications that were late reported to the Commission, and found two Rule 1.1 violations. The PD proposed a $16.74 million penalty on SCE. There are additional procedural steps yet to come on this issue, but we are thankful that this appears to be moving towards resolution. This has been a painful episode, including for Edison, and I feel obliged to make several comments on it.
First, I want to set the record straight on some misconceptions that are constantly being repeated. Contrary to the many reports, SCE has not engaged in “improper talks or communications with regulators” related to the SONGS OII. The important distinction is that the Judge found that we didn’t report in a timely manner permissible communications with regulators. The communications themselves were not found to be improper or illegal under the ex parte rules as certain parties have repeatedly and wrongly asserted.
In our recent filing, we maintained that seven of these eight communications were either not required, or outright not allowed, to be reported under the ex parte rules. The difference of opinion is the direct result of ambiguity in California’s overly complicated ex parte rules. Ambiguous rules require the parties to do their best to interpret them in practice, which creates risk. We believe the rules need to be clarified and simplified, so that we do not find ourselves underwriting the risk of after-the-fact reviews. It is worth noting that even the ALJ concluded in her PD that the ex parte rules were ambiguous, and cited that as a mitigating factor in calculating the penalty. As I said in an earnings call a few quarters ago, we look forward to working with President Picker to clarify the ex parte rules soon.
Many of the matters we deal with in our business involve tough judgement calls in contentious proceedings under ambiguous rules and conditions. We don’t particularly like it, but it comes with the territory. We expect controversy. We also expect a great deal of ourselves and our employees, because we provide such an essential service to society and we rely on the public trust.

Exhibit 99.2

That is why it is important that we do the right thing. We expect nothing less of ourselves. We want to earn the trust of our customers, the public, and the CPUC based on our conduct. While we aren’t perfect, and there will be times when we fail to live up to our own expectations and those of others, we must—and we do—set high standards of conduct for ourselves.
We have an obligation to be transparent and open, and we will redouble our efforts to conduct ourselves in this manner. We will also work hard to support President Picker’s efforts to clarify and improve the current poorly crafted ex parte rules. Strong efforts on both fronts will go a long way to avoiding a repeat of this in the future.
On a brighter note, we were pleased to report last week the settlement reached with Nuclear Electric Insurance Limited, known as NEIL, on insurance claims related to the shutdown of the San Onofre Nuclear Generating Station. The settlement is for $400 million and covers all insurance claims by the three owners of SONGS related to the events leading to the shutdown. All necessary approvals have been received from the owners and NEIL.
This is another important step in implementing the SONGS settlement approved unanimously by the CPUC last November. Consistent with the SONGS settlement, insurance recoveries will first pay associated legal costs, and then 95% will be allocated to customers and 5% to the owners. SCE customers will receive its allocation as a credit to the purchased power balancing account known as ERRA. Assuming payment from NEIL is received in the fourth quarter, then customer benefits should show up in their bills as a reduction in purchased power costs in 2016.
The larger claim against Mitsubishi Heavy Industries for the failed design of the replacement steam generators continues to proceed under binding arbitration through the International Chamber of Commerce. We still expect a decision on that case by late 2016. SCE’s share of the NEIL recoveries, and any MHI recoveries, including recovery of legal costs, will be treated as non-core. That is, they will not be included in our core earnings.

Exhibit 99.2

There is still much procedurally to be accomplished before the SONGS OII and related matters can be completed. We are hopeful that this is all moving toward a conclusion this year, or at worst, early next. We continue to believe that no new information has been presented to suggest that the SONGS settlement was anything other than independently-negotiated that warrants continued full support by the CPUC and customers.
I’d like to turn to a couple of items that address some of our longer-term growth opportunities, starting with SCE’s Distribution Resources Plan, or DRP. Since the July 1 filing, we have seen tremendous interest among stakeholders, and some encouraging early support from a number of parties on our conceptual, long-term approach. Appropriately, there will be concerns about cost and the pace of implementation of building a flexible 21st Century grid as outlined in the DRP. We are awaiting a more definitive schedule for the balance of the proceeding, which the CPUC indicates will be completed next spring. This should give SCE adequate time to incorporate DRP elements into its 2018 to 2020 General Rate Case, which we expect to file in the fall of 2016.
Moving on, the California legislature provided its own form of support for Governor Brown’s low-carbon goals and the DRP with the passage of Senate Bill 350. The Governor signed this bill into law earlier this month. SB 350 will move renewables targets to 50% of delivered energy from qualifying renewable resources by 2030. The current renewables target is 33% of delivered power by 2020. The new law provides some valuable implementation flexibility that will help us meet the goals at the lowest reasonable cost to our customers. It also provided legislative support for future utility investment in transportation electrification. This is one of the long-term growth opportunities that we see for SCE, just as we see similar opportunities around electric vehicle charging infrastructure and energy storage as complements to SCE’s wires-focused investment strategy.
One final comment: I continue to believe that we have an attractive multi-year dividend opportunity that complements a strong earnings growth outlook. The GRC proposed decision, the DRP, and SB 350 are all data points that underscore SCE’s growth potential. This in turn reaffirms the dividend growth opportunity I’ve discussed on recent earnings calls. We recognize that for a few years now we have been below our targeted payout ratio of 45-55 percent of

Exhibit 99.2

SCE’s earnings. We remain committed to moving well into that target range in steps, over time. Hopefully we will be well along the way to resolution on both the SONGS OII and the GRC before the Board’s usual December consideration of a dividend increase. Even if both are not fully resolved by then, I don’t see it impacting our ability to continue to implement our dividend policy.
Jim Scilacci, Executive Vice President and Chief Financial Officer, Edison International
I plan on covering third quarter and year-to-date results, SCE’s 2015 general rate case proposed decision, capital spending and rate base forecasts, a few other financial topics, and guidance.
Please turn to page 2 of the presentation.
Let me first address revenue recognition for the first six months and then for the third quarter.
For the first two quarters of this year, we recorded revenues largely based on 2014 authorized revenues which included a revenue deferral of $85 million or 16 cents a share related to incremental flow through tax repair deductions. Our accounting was based on management judgment that these revenues would likely be refunded to customers.
Having received the proposed decision, we updated our estimate of probable refunds to customers as part of our third quarter reporting. This in turn lowered third quarter revenues. The GRC-related revenue reduction was 42 cents per share. This is comprised of the two elements shown under key earnings drivers at the right of the slide.
As Ted noted, earnings comparisons will not be useful until we receive a final GRC decision and report full-year 2015 earnings. Of course, if the final GRC decision is different than the proposed decision, then there could be other related adjustments.
With that background, I’d like to walk through the key earnings drivers, starting with SCE. There are two key drivers of the 35 cent per share decline in SCE earnings. First, as I mentioned before, we recorded revenue largely based the GRC proposed decision, including a catch-up adjustment. Second, there were favorable cost and tax benefits realized in 2014 which did not recur in 2015.

Exhibit 99.2

Looking at revenue, I’ve highlighted the 42 cents per share related to the GRC proposed decision. 20 cents of this revenue reduction is from the flow through tax repair benefits to customers with a related offset in the form of higher tax repair deductions. The remaining decrease in GRC revenues are 22 cents per share. Also, we continue to see revenue increases from a growing FERC rate base and higher operating costs. This is a positive 2 cents per share.
Lastly, please note that the revenue variance is net of SONGS for comparability. The SONGS details are footnoted.
Moving to O&M, SCE had 3 cents per share in higher costs this quarter versus the third quarter of last year. This includes a penny per share in additional severance at SCE.
Depreciation is 2 cents per share higher primarily due to transmission and distribution investments. Net financing costs provided a 2 cent per share benefit primarily due to higher earnings from AFUDC.
Turning to taxes, I’ve already covered the 20 cents per share from 2015 repair deductions. Most of the remaining variance relates to the 11 cents per share in earnings for incremental tax repair deductions recorded last year.
All in, SCE’s third quarter core earnings are $1.19 per share, down 35 cents per share from last year.
For the holding company, costs are a penny per share higher than last year, largely on lower income from Edison Capital. I’ll come back to Edison Capital later in my remarks.
Non-core earnings in the quarter of 13 cents per share largely relate to EME bankruptcy tax benefits and insurance recoveries.
Please turn to page 3.

Exhibit 99.2

We added this slide to simplify the explanation of our third quarter core earnings. As you can see, the key difference on this slide versus the prior slide is that we netted out the impact of lower revenues and income tax benefits related to repair deductions in 2015. As indicated on this slide, the two key drivers are the lower revenues based on the GRC proposed decision of 22 cents and the 11 cents of 2014 incremental repair deductions. That gets to 33 of the 35 cents reduction in third quarter SCE earnings.
Please turn to page 4.
For year to date earnings, GRC-related revenue is 58 cents per share lower, reflecting the 42 cents for the third quarter and the 16 cents in the first half of the year. Again this is a mix of lower tax repair revenues – 36 cents per share - which is offset in taxes – and the third quarter revenue adjustment of 22 cents per share.
Most of the costs items continue their trends and for the year-to-date we also have higher depreciation and O&M and lower financing costs from higher AFUDC earnings. You’ll also see the significant impacts in both years related to changes in uncertain tax positions and lower tax benefits in other areas. Last year, we also had the generator settlements and other items that are absent this year. All in, year-to-date SCE core earnings are $3.31 per share, down 27 cents from last year.
Page 5 has a similar waterfall chart of year-to-date core earnings.
Please turn to page 6.
This slide compares the key revenue and rate base differences between the 2015 GRC proposed decision and SCE’s updated request. The revenue adjustments we recorded in the third quarter largely reflect three quarters’ worth of the proposed decision’s authorized annual revenue.
Please turn to page 7.
This slide summarizes the most important issues identified in SCE’s comments on the GRC proposed decision. Ted has already talked about the tax repair deduction issue. Next is the

Exhibit 99.2

customer deposit issue. Since the 2003 GRC, the CPUC has treated customer deposits as a rate base offset. However, PG&E and SDG&E do not have this adjustment. The third item is a proposed reduction in the pole loading program. The proposed decision did not approve approximately $100 million of capital, which has a 2015 rate base impact of approximately $73 million. Putting aside the rate base adjustment for repair deductions, the proposed decision would adopt 92 percent of our requested capital. This is higher than previous GRCs, and of course, this percentage could change with a final decision.
I will note two other key issues. The principal one is incentive compensation. The proposed decision recommended significant reductions in authorized revenues related to incentive compensation for the entire workforce, even though the jointly sponsored SCE and ORA compensation study concluded SCE’s total compensation is, on average, 5% below market. We are strong believers in a pay-for-performance compensation philosophy and incentive-based compensation for all employees, not just executives, is a fundamental element of that philosophy. This reduction is larger than experienced in prior cases.
Lastly, there is a $10 million disallowance for a contract termination payment dating back to SCE’s commercial rooftop solar initiative. We believe the termination payment is reasonable and benefited customers substantially.
In accounting for the quarter, the revenue adjustments track the proposed decision except for two items – the tax item and the solar program contract cancellation disallowance. I’ll pick this up later when I discuss the rate base forecast and earnings guidance.
Please turn to page 8.
Pages 8 and 9 update forecasted capital expenditures and rate base for the GRC proposed decision and known FERC-related capital expenditure changes.
SCE is experiencing licensing and permitting delays with a few of its transmission projects, notably the West of Devers project. As a result, the timing of expenditures have moved out beyond 2017. Once SCE files its 2018 GRC application and we update our cap ex and rate base forecasts, these delayed expenditures will appear back in our forecast. The FERC

Exhibit 99.2

adjustments are shown on the right of the slide; the balance of reductions is related to the GRC proposed decision; largely infrastructure replacement, inspection and maintenance and non-electric facility capital projects.
Historically, we have shown what we call a “Request” level of capital expenditures and rate base, and a lower “Range” level. As you can see on the charts on pages 8 and 9, we have replaced the word “Request” with the word “Outlook”. For CPUC capital, we now forecast that we spend all authorized dollars for 2015 through 2017. For FERC capital, we have continued our practice of reducing Outlook expenditures by 12 percent to arrive at the “Range” level of expenditures. Once we file our 2018 general rate case, we will revert back to using both Request and Range monikers.
As a reminder, the CPUC capital expenditures do not include any Distribution Resources Plan expenditures. We have asked the Commission to approve a memorandum account so we can track costs associated with the DRP spending. So if we were to spend all authorized CPUC amounts provided in the GRC proposed decision, then we would need to have the DRP memo account in place in order to be allowed to seek cost recovery in the next GRC.
Beyond 2017, we still believe that long-term capital spending will continue to run at least $4 billion annually, and spending could be higher depending upon CPUC approval in future rate cases.
Please turn to page 9.
Based on our revised capital spending forecast from the prior slide, we have updated our rate base forecast. The updated rate base forecast yields compound annual growth rates of 8 per cent from 2015 through 2017. The prior forecast was 7 to 9 percent annually. Consistent with our accounting for the proposed decision, we have not factored in the proposed $344 million reduction in rate base related to the disputed tax repair deduction issue in this forecast. If the final GRC decision adopts the rate base adjustment, then in each of the years, rate base would decline by the adjustment amount.
Please turn to page 10.

Exhibit 99.2

As expected, the CPUC cost of capital mechanism did not trigger any change in allowed ROE for 2016. Though the spot Moody’s Baa Utility Index rate moved quite a bit, the moving average dampened the full-year impact. Starting October 1, we began the new measurement period, starting with the moving average where the spot rate ended on September 30 at 5.45%. We are currently scheduled to file our next cost of capital application in April 2016.
Please turn to page 11.
This page covers a handful of other financial topics. SCE’s weighted-average common equity component for regulatory purposes was 49.5 percent at September 30, increasing from 48.9 percent we reported in the second quarter. This excess equity gives us additional financial flexibility.
Next, you will recall that SCE’s fuel and purchased power balancing account, or ERRA, had been deeply under collected as recently as year-end 2014. With a previous rate increase, SONGS settlement refunds, and lower natural gas costs, the balancing account has moved to an over-collected position of $112 million as of September 30. When SCE receives the NEIL settlement proceeds, expected in the fourth quarter, they will be credited to ERRA.
Turning to the holding company, last month we renewed an EIX holding company shelf registration to provide us flexibility to access the capital markets as needed for liquidity and general corporate purposes. EIX commercial paper outstanding was $738 million at September 30, compared to a total EIX credit facility of $1.18 billion.
Also, earlier this month we reached agreement to sell our remaining affordable housing portfolio at Edison Capital. Terms of the transaction have not been disclosed pending final due diligence and negotiations. In any case, the amounts are not material and the transaction will be treated as non-core. For the past few years, Edison Capital’s earnings have helped offset holding company costs.
Please turn to page 12.
This page provides detail of our 2015 earnings guidance that Ted discussed. We have followed the same approach we have used for the past several years. We start with SCE rate

Exhibit 99.2

base earnings. We used the $23.1 billion weighted average rate base outlook as shown on page 10. Based on SCE’s authorized capital structure and flat share count that gets us $3.56 per share of rate base earnings.
We then identify 41 cents per share of SCE items that take earnings higher. The principal item is the 31 cents per share revision to uncertain tax positions recorded in the second quarter. We have also discussed AFUDC being a net positive factor for the year, rather than just offsetting costs not recovered by general rate case revenues. We continue to estimate 5 cents of energy efficiency earnings in the fourth quarter as previously disclosed. We have recorded severance costs of 3 cents year-to-date. The balance of all other items is a positive penny a share, including the ex parte proposed penalty. We have estimated full-year holding company costs at 15 cents, getting us to the midpoint of $3.82 per share.
To the right we have included key guidance assumptions. We have excluded the shareholder portion of the NEIL settlement proceeds and related litigation costs. We consider these revenues non-core. Our guidance tracks our accounting for the GRC proposed decision so it excludes the $344 million rate base adjustment for repair deductions and the solar termination payment disallowance.

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